Exhibit 10.1

SEPARATION AGREEMENT AND FULL RELEASE

This Separation Agreement and Full Release (the “Agreement”), dated as of 22 February 2012 is by and between Robert D. Stiles (“Stiles”), born on 28 September 1972, having his domicile at 56, avenue de la Faïencerie, L-1510 Luxembourg, and Altisource Solutions S.à r.l., with registered offices at 291, Route d’Arlon, L-1150 Luxembourg and registered at the Luxembourg Trade and Companies Register under number B.147.268 , its parent company, Altisource Portfolio Solutions S.A, with registered offices at 291, Route d’Arlon, L-1150 Luxembourg and registered at the Luxembourg Trade and Companies Register under number B.72.391, its parent company, its subsidiaries and its affiliates, (collectively, the “Company”), (the “Parties”).

Whereas:

•	Stiles was employed by the Company by virtue of an employment contract dated 20 July 2009 (the “Employment Contract”);

•	By hand delivered letter, Stiles resigned on 22 February 2012 from his Employment Contract;

•	On 22 February 2012, a meeting between Stiles and the Company was held;

•	Stiles and the Company wish to settle immediately and definitely any dispute that has arisen between them particularly in respect of Stiles’ resignation;

In consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. The Parties acknowledge that Stiles’ employment with the Company will end at midnight on March 1, 2012. The parties further agree that up to March 1, 2012, Stiles will perform his functions from outside the executive offices and will only come to the executive offices for pre-scheduled meetings approved by one of the undersigned managers. Except for any amounts set forth in paragraph 4, and base salary owed (if any) for time worked up to March 1, 2012, Stiles acknowledges that he has been paid all compensation and benefits due to him and waives any right to additional compensation or consideration whatsoever.

2. The Parties agree to exempt each other from and waive the performance of all notice periods pursuant to article L.124-1 of the Luxembourg Labor Code and the Employment Contract.

3. Stiles agrees that he (i) will exercise his functions in a competent, professional and cooperative manner up to and including March 1, 2012, (ii) will cooperate fully with the transition of his responsibilities in a professional manner, including delivering to the Company by e-mail to the Chief Executive Officer on or before February 27, 2012 a comprehensive transition memorandum setting forth a detailed description of all of his duties and responsibilities and a plan for their transition and to update the memorandum with any changes requested by the Chief Executive Officer on or before February 29, 2012; and (iii) will not disparage the Company or any of its managers, directors or employees in any way.

EE _____/ Company _____

4. Upon execution of this Agreement by both Parties and contingent upon the Company’s receipt of the executed Agreement and Stiles’ completion of the items specified in paragraph 3 of the present Agreement, the Company agrees as severance to allow Stiles to retain the Options pursuant to the Non-Qualified Stock Option Agreements dated September 22, 2009, January 25, 2010 (with typographical error: date of May 5, 2010) and May 19, 2010, where all vesting criteria had been achieved prior to February 20, 2012, which Options amount to: (i) 14,583 Options under the September 22, 2009 agreement, (ii) 11,667 Options under the January 25, 2010 (with typographical error: date of May 5, 2010) agreement and (iii) 22,500 Options under the May 19, 2010 agreement, for a total combined amount of vested options of 48,750 Options. Additionally, upon execution of this Agreement by both Parties and contingent upon the Company’s receipt of the executed Agreement and Stiles’ completion of the items specified in paragraph 3, the Company agrees to pay Stiles, without recognition of any liability, as severance for any alleged claim and full discharge, One Hundred Thousand United States Dollars ($100,000) less applicable withholding taxes. Upon execution of this Agreement by both Parties and contingent upon the Company’s receipt of the executed Agreement and Stiles’ completion of the items specified in paragraph 3, the Company also agrees to allow Stiles the continued use of (i) the Company’s car he is currently using or reimburse the costs for a rental car in the Company’s sole discretion, until March 31, 2012 and (ii) the apartment located at 56, avenue de la Faïencerie through March 31, 2012. Upon execution of this Agreement by both Parties and contingent upon the Company’s receipt of the executed Agreement and Stiles’ completion of the items specified in paragraph 3, the Company agrees to reimburse Stiles for his relocation costs back to Atlanta or New York, including the costs of one-way business class airfare and the shipment costs of one cargo container of up to 40 feet, but only if such relocation takes place within ninety (90) days of the date of this Agreement. The Company also agrees to purchase the airfare through its Business Travel Account in lieu of reimbursement if requested. The Company further agrees to reimburse Stiles for his outstanding and unreimbursed expenses incurred prior to the date of this Agreement pursuant to the Company’s Travel and Entertainment policy. Finally, the Company agrees to provide tax equalization and preparation for 2011 and 2012 consistent with past practice during the term of the employment.

5. In consideration for the Company’s promises, and the consideration set forth in paragraph 4 above, Stiles further agrees to and hereby (i) waives any and all rights to salary, incentive compensation and unused annual leave and other benefits, whether earned or unearned, and whether due or to become due, from the Company except for any amounts set forth in paragraph 4 and base salary owed (if any) for time worked up to March 1, 2012, Stiles acknowledges that he has been paid all compensation and benefits due to him and waives any right to additional compensation or consideration whatsoever, and (ii) fully and forever releases and discharges from liability, and covenants not to sue, the Company, and its Affiliates (including parent and subsidiary companies), officers, directors, managers, employees, counsel and agents and representatives of any sort, both present and former, for any and all claims, damages, actions and causes of action, arising from the beginning of time until the execution of the Agreement by

EE _____/ Company _____

Stiles, whether in contract, tort, negligence or otherwise, in law or in equity, of every nature which Stiles may ever have had, or now has, which are known or may subsequently be discovered by Stiles arising out of, in connection with or related to Stiles’ employment with the Company and/or separation from employment with the Company, including but not limited to any contracts, agreements and promises, written and oral; any and all claims of discrimination on account of sex, race, age, disability, color, national origin, religion, veteran status, marital status or sexual orientation and claims or causes of action based upon any equal employment opportunity laws, ordinances, regulations or orders, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act, the Employee Retirement Security Act and any other applicable antidiscrimination statutes whether under United States or Luxembourg law; claims for wrongful termination actions of any type; (such as claim for indemnity for non-pecuniary loss “indemnité pour préjudice moral”, indemnity for material injury “indemnité pour préjudice matériel”, indemnity for improper nature of the dismissal procedure “indemnité pour licenciement irrégulier pour vice de forme”), compensation or reinstatement in the event of nullity of the resignation, compensatory allowance for notice period “indemnité compensatoire de préavis”, and severance pay “indemnité de départ”), breach of express or implied covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; intentional or negligent failure to supervise, train, hire or dismiss; claims for fraud, misrepresentation, libel, slander or invasion of privacy and claim on salary arrears or overtime payment, compensation for legal or contractual holidays not taken by Stiles, reimbursement of expenses, bonuses, commissions or premiums, entertainment expenses, options, warrants, contributions in a supplementary pension plan, other elements of the remuneration or salary, damages, allocation portion of profits, special advantages, etc, without exception nor reservation.

6. Stiles further agrees and covenants that he has not and will not remove from the Company premises any item belonging to the Company and its affiliates, including office equipment, files (neither hard nor soft ), business records or correspondence, customer lists, investor lists, computer data and proprietary or confidential information (“Confidential Information”). Stiles agrees to account for and return to the Company at the latest on February 29, 2012 all property (including but not limited to blackberry, laptop documents and disks, equipment, keys and passes belonging to it which is or has been in his possession or under his control). Documents and disks shall include but not be limited to correspondence, files, emails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, floppy disks, manuals, customer documentation or any other medium for storing information. Stiles agrees that he has not and will not disclose or use any Confidential Information and/or trade secrets of the Company and its affiliates. Stiles agrees to keep all such Confidential Information confidential and not disclose or use the Confidential Information for any purpose, or divulge or disclose that Confidential Information to any person other than employees of the Company.

Any breach, even minimal, of these obligations may constitute a serious offence, which may trigger a claim that may be exercised on the basis of civil, and/or criminal law.

7. In consideration for the Company’s promises, and the consideration set forth in paragraph 4 above, Stiles further agrees that he will make himself available to the Company at no cost and upon reasonable notice during reasonable business hours to respond to inquiries of the Company and its advisors for a period of one (1) year from the separation date.

8. Stiles acknowledges that during his time of employment he has and will be provided access to Confidential Information and the Company’s clients, employees, customers and others with whom the Company has formed valuable business arrangements. Stiles agrees that he will not, for a period of one (1) year following the date of this Agreement:

(i)

Take any action that would interfere with, diminish or impair the valuable relationships that the Company has with its clients, employees, customers and others with which the Company has business relationships or to which services are rendered;

(ii)

Recruit or otherwise solicit for employment or induce to terminate the Company’s employment of or consultancy with, any person (natural or otherwise) who is or becomes an employee or consultant of the Company or hire any such employee or consultant who has left the employ of the Company within one (1) year after the termination or expiration of such employee’s or consultant’s employment with the Company, as the case may be;

(iii)

Directly, or indirectly by assisting others, solicit or attempt to solicit any business from any of the Company’s present customers, or actively sought prospective customers, with whom Stiles had material contact for purposes of providing products or services that are competitive with those provided by the Company: provided that “material contact” is agreed to exist between Stiles and each customer or potential customer: (i) with whom Stiles dealt; (ii) whose dealings with the Company were coordinated or supervised by Stiles; or (iii) about whom Stiles obtained Confidential Information in the ordinary course of business as a result of his association with Company; or

(iv)	Assist others engaging in any of the foregoing.

9. Stiles further agrees that he shall not, either directly or indirectly, disclose, discuss or communicate to any entity or person, except his attorney and/or his immediate family and the Income Tax Administration, any information whatsoever regarding the existence or the terms of this Agreement, its nature or scope or the negotiations leading to it, unless he is compelled to disclose such information pursuant to legal process, and only then after reasonable notice to the Company. Stiles shall not disclose, communicate, make public or publicize in any manner, to any entity or person, except his attorney and/or immediate family, any problems he perceives he may have had with the Company, its officers, employees (past or present) or businesses or any information or statements which might tend to impugn, disparage, defame, discredit or detract from the Company, its officers, employees (past or present) or businesses. Stiles shall be responsible for assuring that his family complies with the nondisclosure commitments of this section. A breach by Stiles’ family will be considered a breach by Stiles.

10. The undersigned Managers agree not to disparage Stiles. The parties agree that the Managers will not be liable for any special, incidental, indirect, consequential or punitive damages for breach of this paragraph 10. The parties further agree that any and all damages of any sort for breach of this paragraph 10 cannot exceed One Hundred Thousand United States Dollars ($100,000) in total.

11. Stiles further agrees to fully cooperate with the Company and, upon reasonable notice, furnish any such information and assistance to the Company, at the Company’s expense, as may be required by the Company in connection with the Company’s defense or pursuit of any litigation, administrative action or investigation in which the Company or any of its subsidiaries, parent companies or affiliates is or hereafter becomes a party.

12. Stiles affirms that he does not know and has no reason to know of any agreements, promises, representations, express or implied, oral or written, nor has he been offered any inducements on the behalf of the Company that are not expressly included in any contracts executed by the Company.

13. Violation of any provision of this Agreement by Stiles will entitle the Company, in addition to and not in limitation of any and all other remedies available to the Company at law or in equity, to reimbursement of all monies paid pursuant to paragraph 4 of this Agreement. Violation of any provision of this Agreement by others who have learned the information from Stiles will subject Stiles to an action for breach of this Agreement.

14. It is the intention of the Parties hereto that all questions with respect to the construction of this Agreement and the rights and liabilities of the Parties hereunder shall be determined in accordance with the laws of the Grand Duchy of Luxembourg. Any dispute with respect to the construction of this Agreement and the rights and liabilities of the Parties hereunder will be brought before the courts and tribunals in the district of Luxembourg City.

15. The Parties agree that this Agreement sets forth all the promises and agreements between them and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, express or implied, oral or written, except as contained herein. Notwithstanding any term contained herein, Stiles acknowledges and reaffirms his obligations in the Employee Intellectual Property Agreement and understands that those obligations remain effective following his separation from the Company.

16. Both Parties acknowledge that they have had the opportunity to freely consult, if they so desire, with attorneys of their own choosing prior to signing this document regarding the contents and consequences of this document. The Parties understand that the payment and other matters agreed to herein are not to be construed as an admission of or evidence of liability for any violation of the law, willful or otherwise, by any person or entity.

17. Both Parties agree that there are no disagreements with regard to the Company’s financial reporting or accounting practices.

18. Stiles fully understands the terms and contents of this Agreement and voluntarily, knowingly and without coercion enters into this Agreement.

19. Each party will execute this Agreement in good faith.

20. Both Parties agree that the construction of the covenants contained herein shall be in favor of their reasonable nature, legality, and enforceability, in that any reading causing unenforceability shall yield to a construction permitting enforceability. If any single covenant or clause shall be found unenforceable, it shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of this Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the Parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions be in time, territory or scope of prohibited activities.

21. This Agreement (21 articles and 6 pages) is made in two originals, each party acknowledging having received one original.

IN WITNESS WHEREOF, the parties hereby voluntarily and knowingly enter into this unconditional Agreement.

ATTEST:

/s/ Sophie Hubscher	By:	/s/ Robert D. Stiles
Sophie Hubscher		Robert D. Stiles

ALTISOURCE SOLUTIONS S.À R.L.

By:	/s/ William B. Shepro
William B. Shepro
Manager

ALTISOURCE SOLUTIONS S.À R.L.

By:	/s/ Kevin J. Wilcox
Kevin J. Wilcox
Manager